Exhibit 10.36

December 19, 2016

TO: Eric Vratimos
Executive Vice President, Gifting

Dear Eric,

On behalf of FTD Companies, Inc. (“FTD” or the “Company”), I am pleased to confirm our earlier conversation in which I informed you that in the event your employment is terminated by the Company without cause, you will be entitled to severance as described below.

Although your employment is terminable at will, and the Company may terminate your employment without cause at any time (such termination by the Company referred to herein as a “Termination Event”), the Company will provide you with at least fifteen (15) calendar days’ advance written notice in the event of a termination of your employment without cause. In the event a Termination Event occurs, you will receive your base salary then in effect, prorated to the date of termination, and a “Severance Payment” equivalent to twelve (12) months of your base salary.

The severance payment will be based upon your base salary then in effect, will be reduced by all legally required deductions and will be payable in twelve equal monthly installments in accordance with Company’s regular payroll cycle, provided that you execute a full general release (in form and substance satisfactory to the Company, including confirming continued compliance with all restrictive covenants contained in any of your employment-related agreements with the Company), releasing all claims, other than vested retirement and pension benefits, if any, known or unknown, that you may have against the Company arising out of or any way related to you employment or termination of employment with the Company and no later than the 60th day following the date of termination such release must become effective and enforceable after the expiration of the applicable revocation period under federal or state law. The first installment will be payable on the first regular payday for the Company’s salaried employees within the sixty (60) day period following the date of termination on which the executed release is so effective and enforceable.

This agreement is intended to comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, shall be interpreted accordingly, and each installment shall be deemed a right to receive a separate payment.

We wish you continued success in your career with FTD Companies!

Sincerely,

/s/ Scott Levin
Scott Levin
Executive Vice President and General Counsel